                                                                  EXHIBIT 99.1


                     MEDIA CONTACT:    KEITH PRICE
                                       330-796-1863
                                       KPRICE@GOODYEAR.COM
                     ANALYST CONTACT:  BARB GOULD
                                       330-796-8576
                                       GOODYEAR.INVESTOR.RELATIONS@GOODYEAR.COM
                     FOR IMMEDIATE RELEASE



           GOODYEAR ANNOUNCES PROPOSED PRIVATE SECURED NOTES OFFERING

     AKRON, Ohio, Feb. 12, 2004 -- The Goodyear Tire & Rubber Company today announced that it intends to commence a private offering of approximately $650 million aggregate principal amount of senior secured notes. The final principal amount and note maturities will be determined by market conditions. The senior notes are expected to be secured by junior liens on certain of the collateral securing the company's senior secured U.S. credit facilities.

     Goodyear intends to use the proceeds from the offering to prepay its U.S. term loan facility, to reduce a portion of the commitments under its U.S. revolving credit facility, to repay other indebtedness of the company, including temporary reductions of outstanding balances under its revolving lines of credit, and for general corporate purposes.

     The offering will be subject to certain conditions, including amendment of the company's senior secured credit facilities to permit the transaction.

     The senior notes, are expected to be offered to certain potential investors in a private placement exempt from registration under Section 4(2) under the Securities Act of 1933, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors. The Company's ability to consummate the transaction referenced above is subject to a number of contingencies, including but not limited to, appropriate due diligence procedures, the receipt of necessary consents, the satisfactory negotiation of various transaction-related documents and customary conditions to closing. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company's Form 10-K for the year ended Dec. 31, 2002 and Form 10-Q for the quarter ended Sept. 30, 2003, and Form 8-K dated Feb. 11, 2004 which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

                                       -0-